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As filed with the Securities and Exchange Commission on April 12, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DIGITALNET HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7573 (Primary Standard Industrial Classification Code Number)	52-2339233 (I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Amended and Restated 2003 Stock Incentive Plan
(Full title of the plans)

Ken S. Bajaj
Chairman, President and Chief Executive Officer
DigitalNet Holdings, Inc.
2525 Network Place
Herndon, VA 20171
(703) 563-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common stock, $0.001 par value	325,803	$21.53	$7,014,539	$889

(1)
The proposed maximum offering price per share is estimated in accordance with Rule 457(c) and (h). With respect to the 325,803 shares reserved for future issuance under the Amended and Restated 2003 Stock Incentive Plan, the proposed maximum offering price per share is based on the average of the high and low sale price of $21.53 per share of DigitalNet's common stock reported on the Nasdaq Stock Market on April 6, 2004.

EXPLANATORY NOTE

        This registration statement registers shares of common stock that may be issued upon the exercise of stock options that may be issued in the future under the Amended and Restated 2003 Stock Incentive Plan.

        This registration statement contains information required in the registration statement under Part II of Form S-8. The plan information specified by Part I of Form S-8 is not being filed with the Securities and Exchange Commission as permitted by the Note in Part I of Form S-8. This plan information, the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants of the employee benefit plans as specified by Rule 428 under the Securities Act of 1933.

        DigitalNet Holdings, Inc. will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus as set forth in Form S-8), other documents required to be delivered to eligible plan participants pursuant to Rule 428(b) of the Securities Act of 1933 or additional information about the plans. Requests should be directed to DigitalNet Holdings, Inc., 2525 Network Place, Herndon, Virginia 20171, attention: Jack Pearlstein (telephone 703-563-7500).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, which have been filed by DigitalNet with the Securities and Exchange Commission, are incorporated by reference in this registration statement:

  1.
  Annual Report on Form 10-K for the year ended December 31, 2003;

  2.
  Current reports on Form 8-K filed on February 6, 2004, February 11, 2004 and April 1, 2004.

  3.
  Registration statement on Form 8-A, filed on October 10, 2003, under Section 12 of the Securities Exchange Act of 1934; and

  4.
  Registration Statement on Form S-1 (No. 333-107764) originally filed on August 8, 2003, including all amendments.

        All documents that we subsequently file under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 before we file a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and specific other persons to the extent and under the circumstances set forth therein.

        Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation, as amended and restated, eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director's duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) from any transaction from which the director derived an improper personal benefit.

        The Registrant's Certificate of Incorporation, as amended and restated, requires the Registrant to indemnify the Registrant's directors and officers to the extent permitted under Section 145 of the Delaware General Corporation Law. The Registrant's Certificate of Incorporation, as amended and restated, also provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with provisions corresponding to Section 145 of the Delaware General Corporation Law.

        The above discussion of Section 145 and of the Registrant's Certificate of Incorporation and Bylaws, both as amended and restated, is not intended to be exhaustive and is respectively qualified in its entirety by such statute, the Certificate of Incorporation and the Bylaws, both as amended and restated.

        The Registrant has obtained liability insurance for its officers and directors. Under such policy, the insurer, on behalf of the Registrant, may also pay amounts for which the Registrant has granted indemnification to the directors or officers.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

        The following documents are filed as exhibits to this registration statement:

Exhibit	Description
*4.1	Amended and Restated 2003 Stock Incentive Plan.
5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.
23.1	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1 above).
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (see signature page).

*  Incorporated by reference to our Registration Statement on Form S-1, File No. 333 -107764.

Item 9. Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by DigitalNet pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of DigitalNet pursuant to the foregoing provisions, or otherwise, DigitalNet has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, DigitalNet will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Herndon, Commonwealth of Virginia, on April 12, 2004.

DIGITALNET HOLDINGS, INC.
By:	/s/ KEN S. BAJAJ Ken S. Bajaj President and Chief Executive Officer (Principal Executive Officer)

        The undersigned directors and officers of DigitalNet Holdings, Inc. hereby constitute and appoint Ken S. Bajaj and Jack Pearlstein and each of them, as his true and lawful attorneys-in-fact and agents, with full power to act without the other and with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and new registration statements relating to this Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KEN S. BAJAJ Ken S. Bajaj	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	April 12, 2004
/s/ JACK PEARLSTEIN Jack Pearlstein	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	April 12, 2004
/s/ BRUCE V. RAUNER Bruce V. Rauner	Director	April 12, 2004
/s/ PHILIP A. CANFIELD Philip A. Canfield	Director	April 12, 2004
/s/ CRAIG A. BONDY Craig A. Bondy	Director	April 12, 2004
/s/ RICHARD N. PERLE Richard N. Perle	Director	April 12, 2004
/s/ EDWARD C. MEYER Edward C. Meyer	Director	April 12, 2004
/s/ ALAN G. MERTEN Alan G. Merten	Director	April 12, 2004
/s/ STUART J. YARBROUGH Stuart J. Yarbrough	Director	April 12, 2004

EXHIBIT INDEX

        The following documents are filed as exhibits to this registration statement:

EXHIBIT	DESCRIPTION OF EXHIBIT

*4.1	Amended and Restated 2003 Stock Incentive Plan.
5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.
23.1	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1 above).
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (see signature page)

*  Incorporated by reference to our Registration Statement on Form S-1, File No. 333 -107764.

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EXPLANATORY NOTE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX